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                                                                   EXHIBIT 99.2

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Investor Release
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FOR IMMEDIATE RELEASE                     FOR MORE INFORMATION CONTACT:
09/17/02                                  Investors: Mary Healy, 630-623-6429
                                          Media: Anna Rozenich, 630-623-7316


                      McDONALD'S THIRD QUARTER 2002 UPDATE

OAK BROOK, IL - McDonald's Corporation announced today that it is lowering its 2002 earnings expectations for the full year, primarily due to lower than expected sales in the U.S. and Europe in the third quarter and a more cautious outlook on the fourth quarter. The Company currently expects 2002 earnings per share to be $1.43 or better, excluding charges in the first quarter(1). Including the charges, the Company expects annual earnings per share to be $1.31 or better, compared with $1.25(2) in 2001. The Company expects third quarter 2002 earnings per share of $.38 to $.39, compared with $.42 last year including special items and $.38 excluding special items(3). These expectations reflect a foreign currency translation benefit of one to two cents for the third quarter, and one to three cents for the year. McDonald's also reported that Systemwide sales for the first two months of third quarter 2002 were $7.5 billion, up 3 percent compared with the same period in 2001.

Jack Greenberg, Chairman and Chief Executive Officer, noted, "The U.S. marketplace continues to be extremely competitive and customers have many choices. This is why we have recently announced an acceleration of our plans to give customers even better value, service, menu choice and experience. In addition, the U.S. system will feature a more focused, consistent national advertising message. These actions are designed to move our U.S. business to a higher level, strengthen our competitive position and increase restaurant sales and profits for the company and our franchisees. However, it will take time before we see the full benefit of these initiatives in our earnings. We will launch our national value advertising in October as we continue to enhance restaurant-level training and service systems.

"In connection with this plan, beginning in 2003, we will further enhance customers' experience through targeted investments in sales building initiatives over the next 18 to 24 months. As part of this plan, we expect to invest
$300 million to $400 million in existing U.S. franchised restaurants in 2003. The funding decisions will be made on an individual restaurant basis for those restaurants meeting specified standards and will be based on return on investment criteria. To fund the additional capital expenditures related to U.S. initiatives, we expect to moderate share repurchases to approximately $500 million in 2003 as well as reduce global new restaurant openings."

Greenberg added, "In Europe, sales were weaker than expected, particularly in Germany where the economy continues to contract and in the U.K, where retail sales have slowed. In addition, our marketing messages in these countries did not resonate as well with consumers as we had hoped. Therefore, we are making adjustments and are optimistic that sales in these countries will improve in the fourth quarter as our aggressive marketing plans feature new tastes and value. France continued to perform well in the first two months of the quarter."

McDonald's also reported the following sales results and expectations.

Through year-to-date August, Systemwide sales were $27.7 billion, up 2 percent in constant currencies(4) over the same period last year. Systemwide sales are expected to increase in low-single digits for the year in constant currencies.

U.S. sales were relatively flat for the first two months of the third quarter and grew one percent through year-to-date August compared with the same periods last year. For the year, U.S. sales and operating income are expected to increase in low-single digits (excluding special charges of $181.0 million in 2001(5)).

In constant currencies, European sales increased 4 percent for the first two months of the third quarter and 7 percent through year-to-date August compared with the same periods last year. Europe's

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constant currency sales and operating income are expected to increase in mid-single digits for the year (excluding special charges of $45.8 million in 2001(6)).

     Constant currency sales in Asia/Pacific/Middle East/Africa (APMEA) declined 2 percent for the first two months of the third quarter and 3 percent through year-to-date August. Australia continues to perform well and we have seen improvement in Japan as a result of their value initiative.

     McDonald's is the world's leading food service retailer with more than 30,000 local restaurants in 121 countries serving 46 million customers each day.

     Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating initiatives and advertising and promotional efforts, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

     The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


(1) The charges excluded from the guidance of $1.43 or better include a first quarter 2002 non-cash charge of $43 million, pre and after tax ($.04 per share), primarily related to the impairment of assets in Latin America and the closing of underperforming restaurants in Turkey, as a result of continued economic weakness. This guidance also excludes a first quarter 2002 non-cash charge of $99 million after tax ($.08 per share) for the cumulative effect of adopting SFAS 142, "Goodwill and Other Intangible Assets".

(2) Includes $253 million of net pretax expense ($143 million after tax or $.11 per share) consisting primarily of special charges related to the U.S. business reorganization and other global change initiatives and the closing of 163 underperforming restaurants in international markets, partly offset by a gain on the initial public offering of McDonald's Japan.

(3) Third quarter 2001 results included a $137 million after-tax gain related to the initial public offering of McDonald's Japan and after-tax charges of $84 million, related to the closing of 154 underperforming restaurants in international markets and the write-off of technology costs. These charges and gain totaled $.04 per share.

(4) Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year monthly average exchange rates.

(5) U.S. results in fourth quarter 2001 included $181.0 million in special charges related to the U.S. business reorganization and costs incurred in connection with the theft of promotional game pieces and related termination of a supplier.

(6) Europe's results in third and fourth quarters of 2001 included $45.8 million in special charges related to the closing of underperforming restaurants and global change initiatives.

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